Scottish Re Announces North America Management Change

HAMILTON, Bermuda--(BUSINESS WIRE)--

Scottish Re Group Limited (NYSE:SCT), a global life reinsurance specialist, announced today the following management change in its North America life reinsurance segment.

As announced on May 17, 2007, Cliff Wagner, President and Chief Executive Officer - North America will leave the company, effective today. Cliff had served in the role of North America CEO since August of 2006 and helped lead the Company through the challenges of this past year. Prior to his current position, Cliff served as Chief Actuary - Scottish Re Group Limited. Best wishes are extended to Cliff in his future endeavors.

Effective Monday, August 20, 2007, Paul Goldean will serve as interim President and Chief Executive Officer - North America while continuing in his role as Chief Administrative Officer - Scottish Re Group Limited. Paul has been a key leader within the Company since he joined Scottish Re in 2002. An external search to identify a permanent North America CEO is currently underway.

"I am confident that Paul, working with our North America leadership team, will continue to make progress towards our goals of improving operational discipline, maintaining competitive market position, and returning the segment to profitability," stated George Zippel, President and Chief Executive Officer
- Scottish Re Group Limited.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating businesses in Bermuda, Grand Cayman, Guernsey, Ireland, Singapore, the United Kingdom and the United States. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc., and Scottish Re Limited. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.

Source: Scottish Re Group Limited

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Contact: Scottish Re
Rayissa Palmer, Vice President Marketing & Communications
704-752-3422